EXHIBIT 99.1

SOBR Safe Interview to Air on Bloomberg International on the RedChip Money Report

BOULDER, Colo., July 24, 2020 /PRNewswire/ -- SOBR™ Safe, Inc. (OTC: SOBR) (www.sobrsafe.com), developers of the patented non-invasive alcohol detection system SOBR™Check, announced today that an interview with its Chairman and Chief Revenue Officer David Gandini will air on The RedChip Money Report television program. The interview will air Sunday, July 26 at 6 p.m. local time on Bloomberg International, available in 100 million+ homes across Europe.

In the exclusive interview, Gandini provides an overview of the technology and commercialization plans, including initial target markets and ongoing new product development.

To view the interview segment, please visit: https://youtu.be/mtCpx2awB_o

The interview will also air in the US on the Action Channel on Sunday, July 26 at 11 a.m. and on My Family TV on Wednesday, July 29 at 6 p.m., and is available via live stream on American Business TV.

"The RedChip Money Report" delivers insightful commentary on small cap investing, interviews with Wall Street analysts, financial book reviews, as well as featured interviews with executives of public companies.

About SOBR™ Safe, Inc. (www.sobrsafe.com)

SOBR Safe, Inc. has developed and patented a non-invasive alcohol sensing system – SOBR™Check. SOBRCheck is a potentially disruptive solution in alcohol consumption detection - a touch-based technology with anticipated applications in school buses, commercial trucking fleets, facility access control and more. Across industries, the headlines are consistent: alcohol is a clear and present danger - impaired operation destroys lives, families and companies alike. SOBR Safe's mission is to eliminate the destructive impact of alcohol on our roadways and workplaces…with just the touch of a finger.

Forward Looking Statement

SOBR Safe, Inc.'s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements. Forward-looking statements can be identified by use of words such as "believe," "expect," "plan," "anticipate," and similar expressions. These forward-looking statements include risks associated with changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in SOBR Safe, Inc.'s filings with the Securities and Exchange Commission, including SOBRSafe, Inc.'s most recent Annual Report on Form 10-K.

SOURCE SOBR Safe, Inc.

Related Links

http://sobrsafe.com

2